CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the consolidated financial statements and consolidated financial highlights of Hundredfold Select Alternative Fund, a series of Advisors Preferred Trust, for the year ended August 31, 2022, and to the references to our firm under the headings “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

December 21, 2022